    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 27, 1997
                                                    REGISTRATION NO. 333-17849

_______________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                            -----------------------

                                AMENDMENT NO. 1
                                      TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      -----------------------------------

                           PROVIDENT COMPANIES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                     621598430
(State or other jurisdiction             (I.R.S. Employer Identification Number)
of incorporation or organization)

                               1 FOUNTAIN SQUARE
                          CHATTANOOGA, TENNESSEE 37402
                                 (423) 755-1011
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 SUSAN N. ROTH
                               1 FOUNTAIN SQUARE
                          CHATTANOOGA, TENNESSEE 37402
                                 (423) 755-1011
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:

                                F. DEAN COPELAND
                                 ALSTON & BIRD
                              ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET
                          ATLANTA, GEORGIA  30309-3424
                                 (404) 881-7000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective .
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
_______________________________________________________________________________

PROSPECTUS

                                9,523,810 SHARES

                           PROVIDENT COMPANIES, INC.

                                  COMMON STOCK
                            _______________________

     This prospectus relates to the offering for resale of 9,523,810 shares (the "Shares") of Common Stock, $1.00 par value per share (the "Common Stock"), of Provident Companies, Inc., a Delaware corporation (the "Company"), for the account of the Selling Stockholders identified herein. See "Selling Stockholders." The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

     The Common Stock is traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "PVT." On March 25, 1997, the closing sale price for the Common Stock on the NYSE was $56 per share.

                       __________________________________

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            _______________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            _______________________

     All or a portion of the Shares may be offered by the Selling Stockholders from time to time in transactions (which may include block transactions) on the NYSE or such other national securities exchange or automated interdealer quotation system on which shares of the Company's Common Stock are then traded, in negotiated transactions, or by a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers or through underwriters, agents or broker-dealers, and any such underwriters, agents or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such underwriters, agents or broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular underwriter, agent or broker-dealer might be in excess of customary compensation). See "Selling Stockholders" and "Distribution of Shares." The Company will bear all expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders, other than discounts, concessions or commissions to underwriters, agents or broker-dealers and fees and expenses of counsel and other advisors to the Selling Stockholders. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Distribution of Shares."


               THE DATE OF THIS PROSPECTUS IS MARCH 27, 1997.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the Commission's Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, such reports, proxy and information statements and other information concerning the Company may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  The Company has filed a Registration Statement on Form S-3 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") with the Commission pursuant to the Securities Act, of which this Prospectus forms a part. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained or incorporated by reference herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                           FORWARD LOOKING STATEMENTS

     This Prospectus contains and incorporates by reference certain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward looking statements include, among others, the following possibilities: (i) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the formation of new products by new and existing competitors; (ii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; (iii) failure to obtain new customers or retain existing customers; (iv) inability to carry out marketing and sales plans; (v) loss of key executives; (vi) changes in interest rates causing a reduction of investment income; (vii) general economic and business conditions which are less favorable than expected; (viii) unanticipated changes in industry trends; and (ix) inaccuracies in assumptions regarding future morbidity, persistency, mortality and interest rates used in calculating reserve amounts. In addition, factors that could cause actual results of the Company to differ materially from those contemplated by or projected, forecast, estimated or budgeted in forward looking statements relating to the results of operations and business of the Company following the merger of a wholly-owned subsidiary of the Company with and into The Paul Revere Corporation ("Paul Revere"), with Paul Revere becoming a wholly-owned subsidiary of the Company (the "Paul Revere Merger"), including (a) the cost savings that will be realized from the Paul Revere Merger and (b) the costs associated with the Paul Revere Merger include, among others, the following possibilities: (i) the expected cost savings to be realized beginning primarily in 1997 through combining certain functions of both the Company and Paul Revere, restructuring the field organizations of both companies to eliminate redundant facilities and better serve the combined company's customers, and reductions in staff cannot be fully realized because the changes are not made or unanticipated offsetting costs are incurred; and (ii) costs or difficulties related to the integration of the businesses of the Company and Paul Revere are greater than expected. See "Risk Factors."

     IN CONNECTION WITH THIS OFFERING, ANY BROKERS OR DEALERS THAT MAY PARTICIPATE IN THE OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NYSE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

     Provident is a Delaware corporation organized in 1995 as the parent holding company of a group of insurance subsidiaries. Provident is a provider of life and health insurance, particularly individual disability, life insurance, annuities, and group employee benefits. Provident, through its subsidiaries, does business in all 50 states, the District of Columbia, Puerto Rico, and ten provinces and two territories of Canada. Provident focuses on two types of insurance customers -- the individual and the employee benefits customer. The individual life and disability segment includes individual life products, individual disability income products, and individual annuities. These products are marketed primarily through personal producing general agents, brokerage offices, and corporate partnership arrangements. Individual annuities are also marketed through financial institutions. The employee benefits segment contains products that are sold to or through corporate customers and certain affinity groups, including permanent and term life insurance, disability, medical stop-loss, cancer, and accidental death and dismemberment protection.

     On March 27, 1997, the Company completed the acquisition of Paul Revere. Paul Revere's principal operations in the United States and Canada are conducted through its wholly owned subsidiaries, The Paul Revere Life Insurance Company ("Paul Revere Life"), The Paul Revere Variable Annuity Insurance Company ("Paul Revere Variable"), and The Paul Revere Protective Life Insurance Company. Disability insurance has been Paul Revere's primary product line since Paul Revere Life's founding in 1895. In addition to its disability insurance products, Paul Revere also markets individual life insurance, group life, and dental insurance and annuity products.

     The Company's Common Stock trades on the NYSE under the symbol "PVT." The Company's principal executive offices are located at 1 Fountain Square, Chattanooga, Tennessee 37402, and its telephone number is (423) 755-1011.


                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following information relating to the Company and the Common Stock before making an investment in the Common Stock offered hereby.

RESERVES

     The Company maintains reserves for future policy benefits and unpaid claims expenses which include policy reserves and claims reserves established for its individual disability insurance, group insurance, and individual life insurance products. Policy reserves represent the portion of premiums received which are reserved to provide for future claims. Claims reserves are established for future payments not yet due on claims already incurred, primarily relating to individual disability and group disability insurance products. Neither generally accepted accounting principles nor statutory reserves represent an exact calculation of future benefit liabilities but are instead estimates made by the Company using actuarial and statistical procedures. However, there can be no assurance that any such reserves would be sufficient to fund their future respective liabilities in all circumstances. Future loss development could require reserves for prior periods to be increased, which would adversely affect earnings in future periods. Adjustments to reserve amounts may be required in the event of changes from the assumptions regarding future morbidity (the incidence of claims and the rate of recovery, including the effects thereon of inflation, and other societal and economic factors), persistency, mortality, and interest rates used in calculating the reserve amounts.

CAPITAL ADEQUACY

     The capacity for an insurance company's growth in premiums is in part a function of its statutory surplus. Maintaining appropriate levels of statutory surplus, as measured by state insurance regulators, is considered important by state insurance regulatory authorities and the private agencies that rate insurers' claims-paying abilities and financial strength. Failure to maintain certain levels of statutory surplus could result in increased regulatory scrutiny, action by state regulatory authorities or a downgrade by the private rating agencies.

     Effective in 1993, the National Association of Insurance Commissioners adopted a risk-based capital ("RBC") formula, which prescribes a system for assessing the adequacy of statutory capital and surplus for all life and health insurers. The basis of the system is a risk-based formula that applies prescribed factors to the various risk elements in a life and health insurer's business to report a minimum capital requirement proportional to the amount of risk assumed by the insurer. The life and health RBC formula is designed to annually measure (i) the risk of loss from asset defaults and asset value fluctuation, (ii) the risk of loss from adverse mortality and morbidity experience, (iii) the risk of loss from mismatching of asset and liability cash flow due to changing interest rates and (iv) business risks. The formula is to be used as an early warning tool to identify possible inadequately capitalized companies for purposes of initiating regulatory action. The formula is intended to be used as a regulatory tool only and is not intended as a means to rank insurers generally.

     Based on computations made by the Company and Paul Revere in accordance with the prescribed life and health RBC formula, each of the Company's and Paul Revere's life insurance subsidiaries exceeded the minimum capital requirements at December 31, 1995.

     During 1995 and 1996, the Commissioner of Insurance of the Commonwealth of Massachusetts (the "Massachusetts Insurance Commissioner") conducted a quadrennial examination of Paul Revere Life and Paul Revere Variable for the period ended December 31, 1994. In connection with this examination, as well as in consideration of Paul Revere's 1995 comprehensive study of its statutory reserves, Paul Revere Life and Paul Revere Protective strengthened their individual disability statutory reserves by a combined total of $35 million and reflected this strengthening in the annual statutory financial statements for the year ended December 31, 1995.

     During the third quarter of 1996, Paul Revere initiated a comprehensive study of the adequacy of its individual disability statutory reserves to consider experience through September 30, 1996. The Massachusetts Insurance Commissioner subsequently updated its examination of Paul Revere's statutory reserves to review the results of Paul Revere's statutory reserve study, with the result that Paul Revere's statutory reserves were required to be strengthened by $121 million. In connection with the Paul Revere Merger, Textron Inc. ("Textron"), the principal shareholder of Paul Revere, agreed to provide additional capital to Paul Revere prior to the effective time of the Paul Revere Merger.

DISABILITY INSURANCE

     Disability insurance may be affected by a number of social, economic, governmental, competitive, and other factors. Changes in societal attitudes, work ethics, motivation, stability, and mores can significantly affect the nature of any demand for disability products. Economic conditions affect not only the market for disability products, but also significantly affect the claims rates and length of claims. The climate and the nature of competition in disability insurance have also been markedly affected by the growth of Social Security, workers' compensation, and other governmental programs in the workplace. The nature of that portion of the Company's outstanding insurance business that consists of non-cancelable disability policies, whereby the policy is guaranteed renewable through the life of the policy at a fixed premium, does not permit the Company to adjust its premiums on business in-force on account of changes effected by any of such factors. Disability insurance products are important products for the Company. To the extent that disability products are adversely affected in the future as to sales or claims, the business or results of operations of the Company could be materially adversely affected.

COMPETITION

     All of the Company's businesses are highly regulated and competitive. The Company's profitability is affected by a number of factors, including rate competition, frequency of claims, lapse rates, government regulation, interest rates, and general business considerations. There are many insurance companies which actively compete with the Company in its lines of business, some of which are larger and have greater financial resources than the Company, and there is no assurance that the Company will be able to compete effectively against such companies in the future.

EFFECT OF THE MERGER; INTEGRATION OF OPERATIONS

     The success of the Paul Revere Merger will be determined by various factors, including the financial performance of the combined company's operations after the Paul Revere Merger and management's ability to integrate effectively the operations of the Company and Paul Revere to realize the expected cost savings beginning primarily in 1997 through combining certain functions of both the Company and Paul Revere and restructuring the field organizations of both companies. The integration of the operations of Paul Revere and the Company may be negatively affected if, among other things, the proposed changes are not made, customers do not react positively to some of the planned changes intended to increase service or integrate the businesses of the two companies, unanticipated offsetting costs are incurred, or costs or difficulties related to the integration of the businesses of the Company and Paul Revere are greater than expected. There can be no assurance that the anticipated benefits of the Paul Revere Merger will be realized or that the Paul Revere Merger will not adversely affect the future operating results of the Company.

                              SELLING STOCKHOLDERS

     The Shares offered hereby are owned by and offered for the account of Centre Reinsurance Limited (4,523,812 Shares), Zurich Reinsurance Centre, Inc. (238,095 Shares), Centre Reinsurance Services (Bermuda) Limited (3,174,603 Shares), Zurich Insurance Company, U.S. Branch (952,380 Shares), Empire Fire and Marine Insurance Company (126,984 Shares), Universal Underwriters Insurance Company (253,968 Shares), Universal Underwriters Life Insurance Company (63,492 Shares), and Fidelity and Deposit Company of Maryland (190,476 Shares) (collectively, the "Zurich Affiliates"), and Longfellow I, LLC, a Delaware limited liability company ("Longfellow") and, together with the Zurich Affiliates, the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the Shares. The Zurich Affiliates acquired the Shares from the Company pursuant to an Amended and Restated Common Stock Purchase Agreement, dated as of May 31, 1996, between the Company and Zurich Insurance Company ("Zurich"), an insurance company organized under the laws of Switzerland (the "Zurich Purchase Agreement"). Longfellow acquired the Shares held by it from Centre Reinsurance Services (Bermuda) Limited immediately following the acquisition of such Shares by Centre Reinsurance Services (Bermuda) Limited from the Company pursuant to the Zurich Purchase Agreement. If all 6,349,207 of the Shares offered by the Zurich Affiliates and all 3,174,603 of the Shares offered by Longfellow were sold, the Selling Stockholders would not have any beneficial ownership of any shares of the Company's Common Stock.

ZURICH COMMON STOCK INVESTMENT

     Pursuant to the Zurich Purchase Agreement, Zurich purchased from the Company 9,523,810 newly issued shares of Common Stock at a price per share of $31.50 in cash, or a total purchase price of $300,000,000 (the "Zurich Common Stock Investment"). The net proceeds from the Zurich Common Stock Investment were used by the Company to help finance a portion of the cash payments to be made to Paul Revere stockholders in connection with the Paul Revere Merger. In connection with the Zurich Purchase Agreement, the Company agreed to pay or reimburse Zurich and its affiliates for all out-of-pocket expenses (including the reasonable fees and disbursements of legal counsel and investment or other advisors) in connection with the Zurich Purchase Agreement and certain other matters, provided that the aggregate of such amounts did not exceed $1,500,000. The Company also has agreed to indemnify and hold harmless Zurich and its officers, partners, directors, employees and affiliates from and against all actions, suits, proceedings, claims, losses, damages, liabilities or expenses of any kind or nature whatsoever ("Claims"), including reasonable legal expenses, which may be incurred by or asserted against or involve Zurich or any of its officers, partners, directors, employees or affiliates as a result of any third party claim arising out of the transactions contemplated by the Zurich Purchase Agreement, unless such Claim arises from any material breach by Zurich of the Zurich Purchase Agreement or the gross negligence or willful misconduct of an indemnified party.

ZURICH RELATIONSHIP AGREEMENT

     In connection with the execution of the Zurich Purchase Agreement, the Company and Zurich have entered into the Amended and Restated Relationship Agreement, dated as of May 31, 1996 between Zurich and the Company (the "Zurich Relationship Agreement"), which sets forth certain rights of Zurich to designate persons to serve as members of the Board of Directors of the Company and certain standstill arrangements entered into by Zurich and the Company. Longfellow will agree to be bound by certain of the standstill arrangements set forth in the Zurich Relationship Agreement.

     Board Appointments. The parties have agreed pursuant to the Zurich Relationship Agreement that, while Zurich remains the beneficial owner of 10% or more of the outstanding shares of Company voting securities, Zurich shall be entitled to designate two persons to serve as directors of the Company and any of its subsidiaries. While Zurich owns between 5% and 10% of the outstanding shares of Company voting securities, Zurich shall have the right to designate one such person to serve as a director. As long as Zurich's ownership of Company voting securities remains above 5% of the shares outstanding, Zurich is entitled to have a Zurich designee serve on the Executive Committee (or other committee or group performing similar functions) of each board of directors. In the event Zurich and its affiliates are the beneficial owners of less than 5% of the Company voting securities, Zurich will not be entitled to designate any person to serve as a director of the Company. As of the date of this Prospectus, Zurich beneficially owns approximately 15% of the outstanding Company voting securities (including shares held by Longfellow as to which Zurich has the power to vote), and accordingly Zurich is entitled to appoint two members of the Company's Board of Directors.

     The Company has agreed to use its reasonable efforts to cause the election of the number of directors contemplated above, including (i) placing Zurich designees on the slate of directors recommended to stockholders at each annual meeting at which a designee is entitled to designate a person to serve, unless
(x) a Zurich designee requests not to be included or (y) service by a Zurich designee would violate applicable law or regulation (in which case Zurich may designate an alternate to serve), and (ii) in the event a Zurich designee is unable to serve, or is removed or withdraws after service has commenced, Zurich may designate a person to serve as such director's replacement. Zurich also agrees to use all reasonable efforts to cause a Zurich designee(s) to resign from office in the event that its ownership of the Company securities falls below the mandatory thresholds set forth above. In the event the Company's Board of Directors is classified at some point, Zurich may appoint its designees to different classes.

     Standstill Agreement. The Zurich Relationship Agreement sets forth the following conditions and limitations in connection with Zurich's ownership of Common Stock which are to be effective for a period of seven years from the date the Zurich Common Stock Investment was consummated (the "Zurich Closing"). Zurich and its affiliates have agreed not to acquire shares of Common Stock in amounts which would cause Zurich's ownership of Common Stock to exceed the percentage of the outstanding Common Stock represented by the shares of Common Stock owned by Zurich immediately following consummation of the Paul Revere Merger and the Zurich Common Stock Investment (the "Threshold Percentage"), provided that Zurich and its affiliates are not prohibited from acquiring shares of Common Stock that would cause Zurich and its affiliates to exceed the Threshold Percentage if (i) such shares are acquired from the Maclellan Stockholders (as defined below) or are acquired from Textron (with certain restrictions and limitations) or are acquired from other persons under certain limited circumstances, and (ii) after giving effect to such acquisition of Common Stock, Zurich and its affiliates would not beneficially own more than 40% of the outstanding shares of Common Stock. Notwithstanding the foregoing, Zurich may acquire shares of Common Stock from the Maclellan Stockholders in amounts that would result in Zurich beneficially owning more than 40% of the outstanding Common Stock if Zurich first offers to purchase all of the outstanding shares of Common Stock at the same price pursuant to either a tender offer to all stockholders or a binding merger agreement. In addition, the Maclellan Stockholders have agreed that in the event that any of the Maclellan Stockholders desire to sell their shares of Common Stock, such Maclellan Stockholders shall first offer to Zurich the opportunity to purchase all, but not less than all, of such shares.

     The Zurich Relationship Agreement also provides that, for a period of seven years from the Zurich Closing, Zurich and its affiliates may not dispose of its beneficial interest in any Company voting securities, except: (a) to the Company or to any person approved by a majority of the Board of Directors of the Company; (b) in conversion, exchange or otherwise pursuant to the terms of such Company voting securities; (c) in a merger or consolidation in which the Company is acquired, in a plan of liquidation of the Company, or pursuant to a tender offer under the terms of the Zurich Relationship Agreement; (d) pursuant to a bona fide underwritten public offering; (e) pursuant to Rule 144 under the Securities Act; (f) to Zurich or an affiliate of Zurich, subject to transfer and buyback restrictions; (g) subject to certain restrictions and exceptions, to Insurance Partners, L.P. or Insurance Partners Offshore (Bermuda), L.P. or one of more affiliates of either of them (which would include Longfellow); and (h) in any other manner, provided that prior to making any offer to sell, sale or other transfer to any person pursuant to this clause (h) of Company voting securities representing beneficial ownership of more than two percent (2%) of the then outstanding Company voting securities, Zurich must give the Company the opportunity to purchase, or to designate an alternative purchaser of, such Company voting securities in the manner set forth in the Zurich Relationship Agreement.

ZURICH REGISTRATION RIGHTS AGREEMENT

     In connection with the execution of the Zurich Purchase Agreement, the Company and Zurich have entered into the Zurich Registration Rights Agreement, pursuant to which the Company has caused to be prepared and has filed with the Commission the Registration Statement of which this Prospectus forms a part, with respect to the sale by the Selling Stockholders from time to time of the Shares in accordance with the intended methods of distribution described under "Distribution of Shares." The Company has agreed to use its reasonable best efforts to keep the Registration Statement continuously effective for a period that will terminate when all of the Shares included in the Registration Statement and offered by this Prospectus have been sold, subject to customary suspension and extension periods. The Company has also granted to the Selling Shareholders certain limited demand rights and unlimited "piggyback" registration rights with respect to the shares beneficially owned by Zurich.

     In addition, the Company has agreed to pay all expenses incurred by it and the Selling Stockholders in connection with the Securities Act registration of the Shares, including, without limitation, registration and filing fees of the Commission, reasonable fees and disbursements of counsel to the Company and the Selling Stockholders, any applicable state securities and "blue sky" law registration and qualification fees, accountants' fees and expenses, transfer taxes, and fees of transfer agents and registrars. Moreover, the Company on the one hand, and the Selling Stockholders on the other hand, have agreed to indemnify each other and certain affiliated parties and "control persons" (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) from and against certain liabilities, including liabilities under the Securities Act.

ZURICH STRATEGIC RELATIONSHIP

     The marketing agreement between Zurich and the Company (the "Marketing Agreement") is intended to set forth the terms of a strategic marketing relationship between Zurich and the Company (the "Zurich Strategic Relationship"). Under the terms of the Zurich Strategic Relationship, the Company would agree to utilize products developed by Zurich whenever possible and to offer to its customers mutual funds and institutional asset management services offered by Zurich in return for "normal and customary" fees. Additionally, Zurich would agree to offer the Company's individual disability products through Zurich's United States marketing channels whenever possible, for which Zurich would receive consideration for acting as an intermediary. The parties also would agree to explore opportunities to market individual and group disability products outside the United States. In the event the Company decided to engage in a significant reinsurance transaction with respect to its individual disability business, Zurich would have the right to provide such reinsurance on market terms. Zurich and the Company would agree to work together to explore other opportunities to leverage each other's strengths. The Marketing Agreement contemplates that each of Zurich and the Company would commit up to $1.5 million to a joint marketing/development program to fund the expenses and/or hire dedicated staff to pursue the Zurich Strategic Relationship.

MACLELLAN STOCKHOLDER AGREEMENT

     In connection with the Zurich Purchase Agreement, Zurich entered into an Amended and Restated Family Stockholder Agreement, dated as of May 31, 1996 (the "Maclellan Stockholder Agreement"), with certain holders of Common Stock referred to as "Stockholders" in the Maclellan Stockholder Agreement (the "Maclellan Stockholders"), pursuant to which the Maclellan Stockholders have agreed to grant certain rights of first offer to Zurich to purchase their shares of Common Stock, as more fully described below.

     The Maclellan Stockholders have agreed that, until the earlier of (i) such time as Zurich and its affiliates beneficially own less than 5% of the Company voting securities, and (ii) seven years from the Zurich Closing, prior to making any sale or transfer of their shares of Common Stock, the Maclellan Stockholders will give Zurich notice of any intention to sell or transfer and of the terms of such proposed sale or transfer. Zurich shall then have the right to elect to purchase such shares at the same terms. This right of first offer is not applicable to the transfer of shares (x) pursuant to a change of control (as defined in the Maclellan Stockholder Agreement), (y) pursuant to certain permitted transfers, including transfers among Maclellan Stockholders, and (z) in connection with any sale of at least 70% of the shares then held by the Maclellan Stockholders pursuant to a firm commitment underwritten registration under the Securities Act. Notwithstanding its right of first offer under the Maclellan Stockholder Agreement, Zurich remains subject to the limitations on stock ownership pursuant to the Zurich Relationship Agreement.

                             DISTRIBUTION OF SHARES

     The Shares may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made from time to time (i) in transactions (which may include block sales) on the NYSE or such other national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, (ii) in negotiated transactions, or (iii) through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Shares may be sold directly to purchasers or through underwriters, agents or broker-dealers by one or more of the following: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (d) an exchange distribution in accordance with the rules of the exchange or automated interdealer quotation system on which the Common Stock is then listed; and (e) through the writing of options on the Shares. Any such underwriters, agents or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for which such underwriters, agents or broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to an underwriter, agent or particular broker-dealer will be negotiated prior to the sale and may be in excess of customary compensation).
If required by applicable law at the time a particular offer of Shares is made, the terms and conditions of such transaction will be set forth in a supplement to this Prospectus. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     In connection with the distribution of the Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell the Shares short and redeliver the Shares to close out the short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares. The Selling Stockholders may also loan or pledge the Shares to a broker-dealer, and the broker-dealer may sell the Shares so loaned, or upon a default the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the Selling Stockholders may from time to time enter into other types of hedging transactions.

     The Selling Stockholders and any underwriters, agents or broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them might be deemed to be underwriting discounts and commissions under the Securities Act.

     Under agreements that the Selling Stockholders and the Company may enter into, underwriters, broker-dealers and/or agents who participate in the distribution of the Shares may be entitled to indemnification by the Selling Stockholders and the Company against certain liabilities, including liabilities under the Securities Act. Pursuant to the Zurich Registration Rights Agreement, the Selling Stockholders and the Company have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
The Company will bear all expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders, other than discounts, concessions or commissions to underwriters, agents, brokers or dealers, fees and expenses of counsel and other advisors to the Selling Stockholder, and all transfer or other taxes on the sale of the Shares.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Company by Alston & Bird, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of Provident incorporated by reference in Provident's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Paul Revere incorporated by reference in Provident's Current Report on Form 8-K filed previously on March 27, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents have been filed by the Company (File No. 1-11834) with the Securities and Exchange Commission ("Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are incorporated herein by reference:

     1. the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

     2.  the Company's Current Report on Form 8-K dated March 27, 1997; and

     3. the description of the Company's Common Stock set forth in the Company's registration statement filed with the Commission pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Susan N. Roth, Provident Companies, Inc., 1 Fountain Square, Chattanooga, Tennessee 37402, or by telephone at (423) 755-1011 or facsimile at
(423) 755-3194.

========================================  =====================================

 NO DEALER, SALESPERSON OR ANY OTHER
 PERSON HAS BEEN AUTHORIZED TO GIVE
 ANY INFORMATION OR TO MAKE ANY                    9,523,810 SHARES
 REPRESENTATIONS OTHER THAN THOSE
 CONTAINED IN THIS PROSPECTUS, AND IF
 GIVEN OR MADE, SUCH INFORMATION OR
 REPRESENTATIONS MUST NOT BE RELIED
 UPON AS HAVING BEEN AUTHORIZED BY THE
 COMPANY OR THE SELLING STOCKHOLDER.
 THIS PROSPECTUS DOES NOT CONSTITUTE
 AN OFFER TO SELL, OR A SOLICITATION
 OF AN OFFER TO BUY, TO ANY PERSON IN
 ANY JURISDICTION IN WHICH SUCH OFFER
 TO SELL OR SOLICITATION IS NOT
 AUTHORIZED, OR IN WHICH THE PERSON
 MAKING SUCH OFFER OR SOLICITATION IS
 NOT QUALIFIED TO DO SO, OR TO ANY                        [LOGO]
 PERSON TO WHOM IT IS UNLAWFUL TO MAKE
 SUCH OFFER OR SOLICITATION.  NEITHER
 THE DELIVERY OF THIS PROSPECTUS NOR
 ANY SALE MADE HEREUNDER SHALL, UNDER
 ANY CIRCUMSTANCES, CREATE ANY
 IMPLICATION THAT THE INFORMATION
 CONTAINED HEREIN IS CORRECT AS OF ANY
 TIME SUBSEQUENT TO THE DATE HEREOF.

                                                         PROVIDENT
                                                       COMPANIES, INC.
        ___________________


         TABLE OF CONTENTS

                                  PAGE                   COMMON STOCK
                                  ----

AVAILABLE INFORMATION.............  2
FORWARD LOOKING STATEMENTS........  2
THE COMPANY.......................  3
RISK FACTORS......................  3
SELLING STOCKHOLDERS..............  6
DISTRIBUTION OF SHARES............  9
LEGAL MATTERS.....................  9
EXPERTS........................... 10                 P R O S P E C T U S
DOCUMENTS INCORPORATED
  BY REFERENCE.................... 10

                                                         March 27, 1997


========================================  =====================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the distribution of the Common Stock are set forth in the following table. All amounts except the Securities and Exchange Commission registration fee are estimated. The expenses set forth
below will be borne by the Company.    The Selling Stockholders will pay all
discounts, concessions or commissions to underwriters, agents, brokers or dealers, all fees and expenses of its counsel and other advisors, and all transfer or other taxes on the sale of the Shares.


     Securities and Exchange Commission registration fee...  $132,395
     Legal fees and expenses...............................    10,000
     Accountants' fees and expenses........................    10,000
     Miscellaneous.........................................     2,605
                                                             --------
         Total.............................................  $155,000
                                                             ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Certificate of Incorporation and Bylaws provide for indemnification of directors and officers of the Registrant to the full extent permitted by Delaware law.

     Section 145 of the General Corporation Law of the State of Delaware provides generally that a corporation may indemnify any person who was or is a part or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     In addition, pursuant to the authority of Delaware law, the Certificate of Incorporation of the Registrant also eliminates the monetary liability of directors to the fullest extent permitted by Delaware law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     Pursuant to an Amended and Restated Registration Rights Agreement between the Company and Zurich Insurance Company, the Selling Stockholders have agreed to indemnify the Company and its directors, officers and controlling persons against all losses, claims, damages and liabilities that arise out of or are based upon any alleged untrue statement of material fact in this Registration Statement, or any alleged omission to state a material fact required to be stated herein or necessary to make the statements herein not misleading, but only with respect to information furnished in writing by or on behalf of the Selling Stockholders for use in this Registration Statement.

ITEM 16.  EXHIBITS


EXHIBIT NO.                   DESCRIPTION
-----------  ---------------------------------------------------

    5.1*     Opinion of Alston & Bird.
   23.1      Consent of Ernst & Young LLP (incorporated by
             reference to the Company's Form 10-K filed for
             fiscal year ended 1996).
   23.2      Consent of Ernst & Young LLP (incorporated by
             reference to the Company's Form 8-K filed
             previously on March 27, 1997).
   23.3*     Consent of Alston & Bird (included in Exhibit 5.1).
   24.1*     Power of Attorney (included on signature page).
   99.1*     Amended and Restated Registration Rights
             Agreement, dated as of May 31, 1996, by and
             between the Company and Zurich Insurance Company.

             * Previously filed.


ITEM 17.  UNDERTAKINGS

     A.   RULE 415 OFFERING.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.   SUBSEQUENT DOCUMENTS INCORPORATED BY REFERENCE.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.   INDEMNIFICATION OF OFFICERS, DIRECTORS AND CONTROLLING PERSONS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, as of March 26, 1997.

                                       PROVIDENT COMPANIES, INC.

                                       By: /s/ J. Harold Chandler
                                           ------------------------------------
                                           J. Harold Chandler
                                           Chairman of the Board, President
                                           and Chief Executive Officer




     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of March 26, 1997.


        Signatures                              Title
---------------------------  --------------------------------------------------

            *                Chairman of the Board, President and Chief
---------------------------  Executive Officer (principal executive officer)
J. Harold Chandler

            *                Executive Vice President and Chief Financial
---------------------------  Officer (principal financial officer)
Thomas R. Watjen

            *                Vice President and Controller
---------------------------  (principal accounting officer)
Ralph A. Rogers, Jr.

            *                Director
---------------------------
William L. Armstrong

            *                Director
---------------------------
Charlotte M. Heffner

            *                Director
---------------------------
Hugh B. Jacks

            *                Director
---------------------------
William B. Johnson


            *                Director
---------------------------
Hugh O. Maclellan, Jr.

            *                Director
---------------------------
A. S. MacMillan

            *                Director
---------------------------
C. William Pollard

            *                Director
---------------------------
Scott L. Probasco, Jr.

                             Director
---------------------------
Steven S Reinemund

                             Director
---------------------------
Burton E. Sorenson


*By: /s/ Susan N. Roth
    -----------------------
         Susan N. Roth
         Attorney-in-fact                          March 26, 1997